UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                 Washington D.C.
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                   Securities Exchange Act of 1934, Section 17
              (a) of the Public Utility Holding Company Act of 1935
             or Section 30 (f) of the Investment Company Act of 1940


1.       Name and Address of Reporting Person
          Michael F. Morrissey
          12401 Fontana
          Leawood, KS 66209

2.       Issuer Name and Ticker or Trading Symbol
        Ferrellgas Partners, L.P.   "FGP"

3.       IRS or Social Security Number of Reporting Person (Voluntary)


4.       Statement for Month/Year
        12/99

5.       If Amendment Date of Original (Month/Year)
        N/A

6.       Relationship of Reporting Person to Issuer (Check all applicable)
         X Director Officer (Give title below) 10% Owner Other (specify below)

        Title:

7.       Individual or Joint/Group Filing (Check Applicable)
         X         Form filed by One Reporting Persons
                   Form Filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of  Security (Instr. 3)
        Common Units

2.       Transaction Date (Month/Day/Year)
        12/13/99

3.       Transaction Code (Instr. 8)
         Code     P
         V

4.        Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

                  Amount            (A) or (D)                  Price
                  775                 A                       $12.25

5.      Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
        775

6.       Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
        D

7.       Nature of Indirect Beneficial Ownership (Instr. 4)
        N/A

Table II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)


1.       Title of Derivative Security (Instr. 3)
        N/A

2.       Conversion or Exercise Price of Derivative Security
        N/A

3.       Transaction Date (Month/Day/Year)
        N/A

4.       Transaction code (Instr. 8)
                  Code
                  V

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3,4, and 5)
                  (A)
                  (D)

6.       Date Exercisable and Expiration Date (Month/Day/Year)
                  Date Exercisable
                  Expiration Date

7.       Title and Amount of Underlying Securities (Instr. 3 and 4)
                  Title
                  Amount or Number of Shares

8.       Price of Derivative Security (Instr. 5)
        N/A

9.       Number of derivative Securities Beneficially Owned at End of Month
         (Instr. 4)
        N/A

10.      Ownership Form of Derivative Security: Direct (D) or Indirect (I)
          (Instr. 4)
        N/A

11.      Nature of Indirect Beneficial Ownership (Instr.4)
        N/A

Explanation of Responses:






/s/Michael F. Morrissey                            12/13/99
-----------------------------                     ----------
Signature of Reporting Person                        Date





**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).